March 5, 2001

Mr. Kevin Brown
4212 Lake Forest Drive West
Ann Arbor, MI 48108

Dear Kevin,

I am very pleased to extend to you Donnelly Corporation's offer of employment to fill the position of Senior Vice President, Chief Financial Officer for Donnelly Corporation (Donnelly). We believe you bring outstanding skills to our company and that you will find Donnelly an excellent environment in which to invest your career.

You will report to Dwane Baumgardner, Chairman of the Board, Chief Executive Officer and President. As a Senior Vice President, you will be part of the senior management team and an officer of the company. You will work from the Donnelly offices located in Holland, Michigan. The details of your offer are as follows:

1. A base salary of $ 22,916.66 per month. This equates to an annual salary of $275,000. Our policy is to review salaries for all positions annually.

2. The annual bonus incentive plan presently provided is linked to the achievement of specific business and individual goals. Achieving plan performance would result in a target bonus of 50% of base salary, prorated for the year 2001. Payment of the bonus may range from 0 to 150% of the target, based on a combination of exceeding individual and company performance targets. Dwane will meet with you shortly after your start to establish specific goals for the remainder of fiscal year 2001. The annual incentive bonus is paid after the announcement of fiscal year results. Your annual bonus incentive plan is governed by the terms of the Donnelly plan for this program.

3. To demonstrate our interest in you joining Donnelly, you will be given a gross lump-sum-signing bonus of $ 75,000.00. This bonus would be paid after completing your 90-day probationary period. You will also be given a gross lump-sum-signing bonus of $50,000 paid on your one-year anniversary date.

4. It is customary for Donnelly to consider stock options for executives annually based on competitive market comparisons and on individual contributions made to the business. The initial stock option grants will be priced on the date of your start of employment. Subsequent grants will be priced as of the date granted. Stock options become exercisable in three equal annual installments, beginning 12 months after the date of grant and expire ten years after receiving them.

A special one-time consideration is being offered to you to recognize the adjustments that will be required in making a transition to Donnelly. This one-time consideration will include an initial stock offering of 15,000 shares upon your start at Donnelly. These shares are subject to approval by the Donnelly Board of Directors Stock Option Committee and will be governed by the terms of the Donnelly plans for these programs.

5. As a member of the corporate management team, you will receive a company provided car valued at approximately $40,000. You will be reimbursed each month for car expenses including insurance, maintenance, and business fuel expenses. You will be responsible for the tax consequences of the personal use portion of the car, as this allowance is not reported on your W-2.

6. Donnelly offers a very comprehensive package of group health insurance and group life insurance. Your medical and dental coverage will be effective as of your date of hire provided you complete and return the necessary election forms within thirty days from your start date. The employee cost and level of coverage that you will have is determined by your elections under Donnelly's Flexible Benefits Plan. Brief descriptions of these plans are enclosed. You will be provided with detailed descriptions of all plans and I believe you will find our flexible benefit options very strong in protecting you and your dependents.

7. Donnelly also offers a retirement plan and a 401(k) plan, a tuition reimbursement program, and an employee stock purchase program. Currently Donnelly contributes 50 cents to your 401(k) account for every dollar that you contribute up to 5% of eligible wages. Eligibility for 401(k) is after 30 days of employment, eligibility for tuition reimbursement is after ninety days of employment and eligibility for employee stock purchase discount is after three months of employment. Each plan is governed by the terms of the Donnelly plan for these programs.

8. Vacation is accrued at the rate of six weeks per year (4.615 hours per week). Donnelly has 10 paid holidays per year.

9. To assist your relocation to West Michigan our relocation package, to be exercised within one year, includes:

  A three-day house hunting trip including meals, transportation, and lodging in West Michigan.
  Lodging at the Residence Inn, not to exceed 30 days, for the purposes of finding temporary housing in West Michigan.
  Temporary living reimbursement to cover the cost of an apartment or equivalent temporary condo or townhouse for up to five months in West Michigan. You will be eligible for this benefit at the start of your employment. These costs will be "grossed-up" for taxes.
  Reimbursement of typical closing costs on a primary residence in West Michigan. These costs shall include the costs listed on the Closing Statement and includes insurance, surveys, appraisals, loan origination fee (not to exceed 1%) and processing fees. Points or mortgage buy downs are not reimbursed.
  Moving of your household goods to West Michigan. Donnelly has contracts with two national carriers and can select the carrier for you. These reimbursements are not reported as taxable income to the IRS

  Full buyout option via a third-party relocation company for the sale of your home in Ann Arbor. The buyout price is based on the average value of two independent appraisals. Once you receive the buyout price you will have 60 days to get a bonafide offer exceeding the buyout price or accept the buyout price. The tax consequences of selling the home are covered in the buyout option.

10. In the event you are separated from Donnelly for any reason other than cause, we will provide a severance plan that provides 12 months of base salary and benefits subject to a non-compete agreement in our specific area of business and closure on a separation agreement.

11. If you choose to leave Donnelly within the first two years of your start date, you agree to reimburse Donnelly, on a prorated basis, the signing bonus in Item 3 and any relocation costs identified in Item 9 paid to you or on your behalf by Donnelly. You also will receive all benefits for which you are vested per plan descriptions.

This offer of employment is contingent upon you successfully passing a pre-employment drug and alcohol test, signing an Employee Confidentiality and Non-Competition Agreement and Ethical Guidelines Statement. This offer is also contingent upon the satisfactory completion of an investigation into your background. This investigation will consist of a criminal background report. You are required to provide the company with your date of birth to facilitate the background investigation. This investigation will not be conducted without your written authorization on the Notice and Authorization Form.

All matters not specified here will be handled in accordance with company policy. We will provide you with all appropriate policies and plan descriptions forthrightly upon request. I believe that you will find all of them very competitive and supportive.

Of course we understand that you will need time to assess this opportunity. This offer will remain open until the close of the business day Monday March 12, 2001. Your start date will be on or before Monday April 2, 2001.

Donnelly continues to grow and develop as a global organization that is technology driven, customer focused and growth oriented. We have positioned the organization to continue our 15% compounded annual growth rate through the next decade. With your proven skills in the automotive industry and experience in operations and finance, the prospects for this growth should be strong.

On behalf of Dwane Baumgardner and the corporate management team, we look forward to having you join our team. I am convinced that you will help make this an even stronger company. We are all looking forward to working with you.

Sincerely,

DONNELLY CORPORATION

/s/JAMES J. WUJKOWSKI	/s/KEVIN BROWN
James. J. Wujkowski	Kevin Brown Date
Manager, Global Recruiting